Exhibit 99.1

Novavax Announces Grant of up to $89 Million to Support Development of RSV F Vaccine to Protect Infants via Maternal Immunization

Bill & Melinda Gates Foundation to support development of the RSV F Vaccine Program

Gaithersburg, Md., September 29, 2015 – Novavax, Inc., (Nasdaq: NVAX) a clinical-stage vaccine company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today announced it has been awarded a grant of up to $89 million from the Bill & Melinda Gates Foundation to support development of the RSV F Vaccine Phase 3 clinical trial in pregnant women, planned to initiate during the first quarter of 2016. This grant will also support regulatory licensing efforts, providing a path to WHO prequalification. Upon licensure, Novavax has agreed to make the RSV F Vaccine affordable and accessible to people in the developing world.

“Respiratory syncytial virus (RSV) is the leading cause of pneumonia in infants, and currently there are no affordable approaches to protecting children in the developing world from this viral disease,” said Dr. Keith Klugman, Director of the Bill & Melinda Gates Foundation’s Pneumonia Program. “Maternal immunization may provide protective antibodies to infants during the first few months of life, and we hope this vaccine will protect infants from this disease to help them live healthy, productive lives.”

“Along with today’s announcement of top-line data from the Phase 2 clinical trial of our RSV F Vaccine with the goal to protect infants via maternal immunization, we are very gratified to receive the support of the Bill & Melinda Gates Foundation to improve the health of infants throughout the world,” said Stanley C. Erck, President and CEO. “Our groundbreaking Phase 2 results in both maternal and older adult target populations, underscore the promise of our RSV F Vaccine programs. We look forward to carrying our recent momentum into the fourth quarter as we prepare to initiate two pivotal Phase 3 trials of our RSV F Vaccine.”

A fact sheet on maternal immunization is available at the Novavax website, http://novavax.com/download/files/pipeline/151_Novavax_FactSheet_FIN_D_9x10.pdf

About RSV

Respiratory syncytial virus (RSV) is the most common cause of lower respiratory tract infections and the leading viral cause of severe lower respiratory tract disease in infants and young children worldwide, with estimated annual infection and mortality rates of 64 million and 160,000, respectively1. In the US, RSV is the leading cause of hospitalization of infants2. Despite the induction of post-infection immunity, repeat infection and lifelong susceptibility to RSV is common3,4. Currently, there is no approved RSV vaccine available. Palivizumab is a monoclonal antibody, licensed and sold by MedImmune as Synagis®, that targets the RSV F protein and is used for prophylaxis against RSV disease in high risk infants.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a clinical-stage vaccine company committed to delivering novel products to prevent a broad range of infectious diseases. Our recombinant nanoparticles and Matrix-M™ adjuvant technology are the foundation for groundbreaking innovation that improves global health through safe and effective vaccines. Additional information about Novavax is available on the company’s website, novavax.com.

References:

1.	Nair, H. et al. Global burden of acute lower respiratory infections due to respiratory syncytial virus in young children: a systematic review and meta-analysis. Lancet, 2010; 375: 1545-1555.
2.	Hall, C.B. et al. Respiratory Syncytial Virus-Associated hospitalizations Among Children Less Than 24 Months of Age. Pediatrics, 2013; 132(2): E341-348.
3.	Glezen, W.P. et al. Risk of primary infection and reinfection with respiratory syncytial virus. Am J Dis Child, 1986; 140:543-546.
4.	Glenn GM, et al. Modeling maternal fetal RSV F vaccine induced antibody transfer in guinea pigs. Vaccine, 2015; In press. http://dx.doi.org/10.1016/j.vaccine.2015.08.039.

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Contact:	Novavax, Inc.

Barclay A. Phillips

SVP, Chief Financial Officer and Treasurer

Andrea N. Flynn, Ph.D.

Senior Manager, Investor Relations

ir@novavax.com

240-268-2000

Russo Partners, LLC

David Schull

Todd Davenport, Ph.D.

david.schull@russopartnersllc.com

todd.davenport@russopartnersllc.com

212-845-4271